EXHIBIT 99.1

Global Aircraft Solutions (GACF) Announces Sale of Six Aircraft in the First Quarter 2006 by its JV JetGlobal, LLC

TUCSON, Ariz. - April 25, 2006 - Global Aircraft Solutions, Inc. (OTCBB: GACF) today announced that in the first quarter 2006, its joint venture company, JetGlobal, LLC, sold six ex-Delta B737-200 aircraft. Three of the six aircraft were sold to Northern Air Cargo, two to Air Philippines, and one to Binfirnas Airlines. Collectively, these six aircraft were sold for approximately $9.5 million and yielded a gross profit margin consistent with JetGlobal's aircraft arbitrage business model targeting gross profit margins in excess of 50%. Global Aircraft Solutions will book its 30% share of the net profit resulting from the sale of these six aircraft in the first quarter 2006.

Also in the first quarter 2006, JetGlobal acquired five additional ex-Delta B737-200 aircraft; two from JP Morgan Capital Corporation, one from Met Life, one from Cimarron Capital Corporation, and one from PSEG Resources LLC. All five aircraft were acquired at favorable prices consistent with JetGlobal's aircraft arbitrage business model.

Brian Hollnagel, President of BCI Aircraft Leasing and Co-Managing Partner of JetGlobal LLC stated, "The six 737-200 aircraft we sold in the first quarter of this year is indicative of the strong demand that exists for this aircraft type. We literally have two or more buyers lining up for every aircraft in our JetGlobal inventory, so I am very confident that we will see continued strong turnover of our JetGlobal portfolio.

John Sawyer, President of GACF and Co-Managing Partner of JetGlobal LLC added, "The working relationship between BCI Aircraft Leasing and Global Aircraft Solutions, as expressed in our joint venture JetGlobal LLC, has definitely turned out to be a win-win situation for both parties. The Global Aircraft Solutions staff and I are looking forward to working with Brian Hollnagel and his BCI team to build JetGlobal into a major industry player."

JetGlobal, LLC is a joint venture formed in the third quarter 2005 by BCI Aircraft Leasing and Global Aircraft Solutions for the purpose of buying and selling commercial jet aircraft. BCI Aircraft Leasing owns 75% of JetGlobal but receives 70% of the net profits of the joint venture. Global Aircraft Solutions owns 25% of JetGlobal, but receives 30% of the net profits of the joint venture.

In September 2005, in a sale arranged by Jetran International, JetGlobal purchased from GE Capital twenty-six Boeing 737-200 aircraft operated by Delta Airlines. Of the twenty-six aircraft, fourteen were available for sale and twelve remain on indefinite lease with Delta. As of April 1, 2006, JetGlobal is receiving from Delta lease payments on the twelve aircraft still in operation by Delta.

Of the fourteen B737-200 aircraft that were originally immediately available for sale, by mutual agreement, one aircraft was transferred to BCI Aircraft Leasing and one aircraft was transferred to Global Aircraft Solutions, so that each could finalize a pre-arranged sale. Global Aircraft Solutions booked the sale of that aircraft in the third quarter 2005. In the forth quarter 2005, BCI Aircraft Leasing purchased four of the B737-200 inventory from JetGlobal in accordance with a financed aircraft transaction between BCI and Aviation Finance Group. That transaction resulted in the $1.1 million in net profit contributed to Global Aircraft Solutions by JetGlobal in the forth quarter as reported in Global Aircraft Solutions' 2005 form 10-KSB.


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About Global Aircraft Solutions -

Global Aircraft Solutions trades in commercial jet aircraft and provides parts support and maintenance, repair and overhaul (MRO) services for commercial aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace and World Jet, both divisions of Global Aircraft Solutions, operate from adjacent facilities comprising about 35 acres located at Tucson International Airport. These facilities include hangars, workshops, warehouses, offices and other buildings. Notable customers include AerCap, BCI Aircraft Leasing, Q Aviation, Falcon Air Express, Jetran International, Goodrich Corporation, AAR, National Jet Systems, Pemco, San Antonio Aerospace, Pegasus Aviation, Shaheen Airlines, Iraqi Airways, and Aero California.

Global's website is located at www.globalaircraftsolutions.com. The Hamilton Aerospace website is located at www.hamaerotech.com.

Except for the historical information presented, the above statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 or regulations thereunder. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. These risks include the economic health of the airline industry, demand for Global Aircraft Solutions' services, and competitive pricing pressures. In addition, other risks are detailed in Global's Form 10-KSB filed on April 4, 2005. These statements speak only as of above date, and Global disclaims any intent or obligation to update them.


Contact:
     Global Aircraft Solutions
     Ian Herman, (520) 275-6059
     iherman@hamaerotech.com

            Or

     Alliance Advisors, LLC
     Alan Sheinwald, 914-244-0062
     asheinwald@allianceadvisors.net